MDU Resources Reports Third Quarter Earnings, Adjusts Guidance

BISMARCK, N.D. — Nov. 3, 2021 — MDU Resources Group, Inc. (NYSE: MDU) today reported third quarter earnings of $139.3 million, or 68 cents per share, compared to third quarter 2020 earnings of $153.1 million, or 76 cents per share. For the nine months ended Sept. 30, MDU Resources earned $291.6 million, or $1.44 per share, compared to $277.9 million, or $1.39 per share, in 2020.

"This was a solid quarter for MDU Resources. Although results did not quite reach the level we expected, all our business lines continue to perform very well,” said David L. Goodin, president and CEO of MDU Resources. “Our regulated utility and natural gas pipeline businesses both had very strong results for the quarter, and our construction businesses’ performance also remains solid although slightly behind last year's record third quarter earnings.

“Third quarter construction results this year were impacted by higher asphalt oil and fuel costs, timing of available work, labor constraints, weather-related effects in some areas, and adjustments to estimates on a construction services contract. With our results through the third quarter, we are adjusting our revenue and margin guidance for the year as well as our earnings per share guidance, which we now anticipate being in the range of $1.90 to $2.05. We are well-positioned for growth with a combined construction backlog of $1.92 billion as of Sept. 30, which is 3% higher than the same period last year.”

Business Unit Highlights
Construction Materials and Services
The construction materials business earned $96.3 million in the third quarter, compared to last year's record third quarter earnings of $107.3 million. The decrease in earnings was largely from lower asphalt and asphalt-related product sales and margins, as well as lower construction revenues and margins, primarily from less available public work in certain regions. Higher fuel costs also negatively impacted margins. Demand for aggregate and ready-mix remains strong across the company. The construction materials backlog of work at Sept. 30 was 14% higher at $652 million, compared to $571 million at Sept. 30, 2020.

The construction services business earned $23.1 million in the third quarter, compared to a record $29.8 million in the third quarter of 2020. Earnings were negatively impacted by adjustments of $5.5 million, after tax, to estimates on a construction contract. The company also saw a decrease in weather-related utility recovery work during the quarter compared to third quarter 2020. This business continues to see high demand for its services, particularly in the commercial sector. The construction services backlog of work at Sept. 30 was $1.27 billion, compared to a record $1.28 billion at Sept. 30, 2020.

Regulated Energy Delivery
The electric and natural gas utility earned $5.2 million in the third quarter, compared to a loss of $800,000 in the third quarter of 2020. Earnings increased with higher sales volumes and rate relief in certain jurisdictions. Electric retail sales volumes were 11.1% higher and natural gas retail sales volumes were 2.0% higher during the quarter compared to third quarter 2020. Customer growth also continued, increasing 1.7% over last year. The company is preparing for construction kickoff in early 2022 on its Heskett Station Unit IV, an 88-megawatt natural gas-fired combustion turbine in Mandan, North Dakota, that is expected to be in service in early 2023. Retirement of Heskett Station Units I and II, coal-fired electric generation facilities, also is slated for early 2022.

The pipeline business earned $10.6 million in the third quarter, compared to $8.0 million in the third quarter last year. The company benefited from income allowed by the Federal Energy Regulatory Commission for funds used during construction on the company's North Bakken Expansion project. The pipeline extension in western North Dakota is expected to be in service in early 2022 and will have capacity to transport 250 million cubic feet of natural gas per day. The company also recently received approval from the FERC to use the pre-filing review process for its Wahpeton Expansion Project. Construction is planned for 2024 on the 60-mile natural gas pipeline expansion, which will add 20 million cubic feet per day of natural gas capacity in southeastern North Dakota.

Guidance
MDU Resources expects earnings per share in the range of $1.90 to $2.05 in 2021, based on these assumptions:
•Normal weather for the remainder of 2021, including precipitation and temperatures, across all company markets.
•Continued recognition as essential service providers across all company markets.
•Electric and natural gas customer growth continuing at a rate of 1-2% annually.
•Operating cash flows in the range of $575 million to $625 million.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) in the range of $850 million to $900 million.
•Construction materials revenues in the range of $2.1 billion to $2.3 billion, with margins slightly lower than 2020, and construction services revenues in the range of $2.0 billion to $2.2 billion, with margins comparable to 2020.
The company plans to invest $775 million for capital projects in 2021; future acquisitions are not included in this amount and would be incremental to the capital program.

Corporate Strategy
MDU Resources’ strategy is to deliver superior value with a two-platform model, regulated energy delivery and construction materials and services businesses, while also pursuing organic growth opportunities and using a disciplined approach to strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5-8% long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss third quarter results on a webcast at 2 p.m. EDT Nov. 4. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through Nov. 18 at 855-859-2056, or 404-537-3406 for international callers, conference ID 5194306.

About MDU Resources
MDU Resources Group, Inc., a Fortune 500 company and a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president and chief financial officer, 701-530-1755

Forward-Looking Statements
The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth and financial guidance, will in fact be achieved. Please refer to assumptions contained in this press release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the SEC.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary

Business Line	Third Quarter 2021 Earnings	Third Quarter 2020 Earnings	YTD Sept. 30, 2021 Earnings	YTD Sept. 30, 2020 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$15.8	$7.2	$90.4	$78.4
Construction materials and services	119.4	137.1	198.7	196.6
Other	3.8	8.7	2.2	3.4
Income from continuing operations	139.0	153.0	291.3	278.4
Income (loss) from discontinued operations, net of tax	.3	.1	.3	(.5)
Net income	$139.3	$153.1	$291.6	$277.9
Earnings per share:
Income from continuing operations	$.68	$.76	$1.44	$1.39
Discontinued operations, net of tax	—	—	—	—
Earnings per share	$.68	$.76	$1.44	$1.39

Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$237.1	$210.1	$940.0	$870.2
Non-regulated pipeline, construction materials and contracting, construction services and other	1,348.9	1,377.2	3,297.6	3,277.4
Total operating revenues	1,586.0	1,587.3	4,237.6	4,147.6
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	90.1	89.1	273.8	259.8
Non-regulated pipeline, construction materials and contracting, construction services and other	1,122.8	1,124.9	2,828.6	2,804.4
Total operation and maintenance	1,212.9	1,214.0	3,102.4	3,064.2
Purchased natural gas sold	41.1	31.5	280.6	253.8
Depreciation, depletion and amortization	75.2	72.1	222.6	212.8
Taxes, other than income	48.1	50.5	163.8	167.2
Electric fuel and purchased power	19.5	15.5	56.2	50.6
Total operating expenses	1,396.8	1,383.6	3,825.6	3,748.6
Operating income	189.2	203.7	412.0	399.0
Other income	5.9	4.6	18.3	13.7
Interest expense	23.4	23.7	70.2	73.1
Income before taxes	171.7	184.6	360.1	339.6
Income tax expense	32.7	31.6	68.8	61.2
Income from continuing operations	139.0	153.0	291.3	278.4
Income (loss) from discontinued operations, net of tax	.3	.1	.3	(.5)
Net income	$139.3	$153.1	$291.6	$277.9

Earnings per share – basic:
Income from continuing operations	$.68	$.76	$1.44	$1.39
Discontinued operations, net of tax	—	—	—	—
Earnings per share – basic	$.68	$.76	$1.44	$1.39
Earnings per share – diluted:
Income from continuing operations	$.68	$.76	$1.44	$1.39
Discontinued operations, net of tax	—	—	—	—
Earnings per share – diluted	$.68	$.76	$1.44	$1.39
Weighted average common shares outstanding – basic	202.9	200.5	201.6	200.5
Weighted average common shares outstanding – diluted	203.2	200.6	202.0	200.5

Selected Cash Flows Information
	Nine Months Ended
	September 30,
	2021	2020
	(In millions)
Operating activities:
Net cash provided by continuing operations	$365.9	$482.4
Net cash used in discontinued operations	(.1)	(.7)
Net cash provided by operating activities	365.8	481.7
Investing activities:
Net cash used in continuing operations	(432.6)	(461.8)
Net cash provided by discontinued operations	—	—
Net cash used in investing activities	(432.6)	(461.8)
Financing activities:
Net cash provided by (used in) continuing operations	64.5	(20.3)
Net cash provided by discontinued operations	—	—
Net cash provided by (used in) financing activities	64.5	(20.3)
Decrease in cash and cash equivalents	(2.3)	(.4)
Cash and cash equivalents - beginning of year	59.6	66.5
Cash and cash equivalents - end of period	$57.3	$66.1

Capital Expenditures
Business Line	2021 Estimated
(In millions)
Regulated energy delivery
Electric	$93
Natural gas distribution	179
Pipeline	246
518
Construction materials and services
Construction services	46
Construction materials and contracting	206
252
Other	5
Total capital expenditures	$775

Note: Total capital expenditures are presented on a gross basis.
Capital expenditures for 2021 include line-of-sight opportunities at the company's businesses. Future acquisitions are not included and would be incremental to the outlined capital program.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this news release. The company believes EBITDA and EBITDA from continuing operations are useful financial measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations also is provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following table provides a reconciliation of consolidated GAAP net income to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In millions)
Net income	$139.3	$153.1	$291.6	$277.9
(Income) loss from discontinued operations, net of tax	(.3)	(.1)	(.3)	.5
Income from continuing operations	139.0	153.0	291.3	278.4
Adjustments:
Interest expense	23.4	23.7	70.2	73.1
Income taxes	32.7	31.6	68.8	61.2
Depreciation, depletion and amortization	75.2	72.1	222.6	212.8
EBITDA from continuing operations	$270.3	$280.4	$652.9	$625.5
The discussion that follows also includes adjusted gross margin, which is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments. Adjusted gross margin can be used in addition to operating revenues and operating expenses when evaluating the results of operations for these segments. Adjusted gross margin for the electric and natural gas distribution segments is calculated by adding back adjustments to operating income (loss). These add-back adjustments include operation and maintenance expense; depreciation, depletion and amortization expense; and certain taxes, other than income.
The presentation of adjusted gross margin is intended to be a helpful supplemental financial measure for investors’ understanding of the segments' operating performance. This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, GAAP financial measures such as operating income (loss) or net income (loss). The company's adjusted gross margin may not be comparable to other companies’ gross margin measures.
Adjusted gross margin includes operating revenues less the cost of electric fuel and purchased power, purchased natural gas sold and certain taxes, other than income. These taxes, other than income, included as a reduction to adjusted gross margin relate to revenue taxes. These segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments' revenues are directly impacted by the fluctuations in such commodities. Revenue taxes, which are passed back to customers, fluctuate with revenues as they are calculated as a percentage of revenues. For these reasons, period over period, the segments' operating income (loss) is generally not impacted. The company's management believes the adjusted gross margin is a useful supplemental financial measure as these items are included in both operating revenues and operating expenses. The company's management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company's utility performance as management has the ability to influence control over the remaining operating expenses.

The following tables provide reconciliations of the company's electric and natural gas distribution segments' operating income to adjusted gross margin.

Electric	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In millions)
Operating income	$27.3	$21.1	$54.0	$48.8
Adjustments:
Operating expenses:
Operation and maintenance	31.2	30.7	93.8	90.5
Depreciation, depletion and amortization	17.0	15.8	50.0	47.0
Taxes, other than income	3.9	4.4	13.1	13.0
Total adjustments	52.1	50.9	156.9	150.5
Adjusted gross margin	$79.4	$72.0	$210.9	$199.3

Natural Gas Distribution	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In millions)
Operating income (loss)	$(14.2)	$(18.4)	$42.9	$32.3
Adjustments:
Operating expenses:
Operation and maintenance	47.7	46.9	145.0	135.9
Depreciation, depletion and amortization	21.5	21.3	64.2	63.1
Taxes, other than income	6.8	6.3	20.6	18.5
Total adjustments	76.0	74.5	229.8	217.5
Adjusted gross margin	$61.8	$56.1	$272.7	$249.8

Regulated Energy Delivery

Electric	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2021	2020	Variance	2021	2020	Variance
	(In millions)
Operating revenues	$99.1	$87.6	13%	$267.7	$250.4	7%
Electric fuel and purchased power	19.5	15.5	26%	56.2	50.6	11%
Taxes, other than income	.2	.1	100%	.6	.5	20%
Adjusted gross margin	79.4	72.0	10%	210.9	199.3	6%
Operating expenses:
Operation and maintenance	31.2	30.7	2%	93.8	90.5	4%
Depreciation, depletion and amortization	17.0	15.8	8%	50.0	47.0	6%
Taxes, other than income	3.9	4.4	(11)%	13.1	13.0	1%
Total operating expenses	52.1	50.9	2%	156.9	150.5	4%
Operating income	27.3	21.1	29%	54.0	48.8	11%
Other income	1.2	1.2	—%	3.4	3.3	3%
Interest expense	6.6	6.4	3%	19.8	20.1	(1)%
Income before taxes	21.9	15.9	38%	37.6	32.0	18%
Income tax (benefit) expense	1.3	(.9)	244%	(4.0)	(8.3)	52%
Net income	$20.6	$16.8	22%	$41.6	$40.3	3%
Adjustments:
Interest expense	6.6	6.4	3%	19.8	20.1	(1)%
Income tax (benefit) expense	1.3	(.9)	244%	(4.0)	(8.3)	52%
Depreciation, depletion and amortization	17.0	15.8	8%	50.0	47.0	6%
EBITDA	$45.5	$38.1	19%	$107.4	$99.1	8%

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Retail sales (million kWh):
Residential	317.3	296.1	906.3	884.4
Commercial	393.0	356.7	1,101.9	1,056.2
Industrial	145.1	117.1	433.7	386.0
Other	23.8	21.3	65.1	62.1
	879.2	791.2	2,507.0	2,388.7
Average cost of electric fuel and purchased power per kWh	$.020	$.018	$.020	$.019
The electric business reported net income of $20.6 million in the third quarter of 2021, compared to $16.8 million for the same period in 2020. Net income increased as a result of higher adjusted gross margin, which was driven by an 11.1% increase in electric retail sales volumes because of warmer weather and the impacts of the COVID-19 pandemic beginning to reverse and businesses reopening, higher Midcontinent Independent System Operator revenues and higher transmission interconnect upgrades. Partially offsetting the increase in net income was higher depreciation, depletion and amortization expense from increased plant asset additions.
The electric business's EBITDA increased $7.4 million in the third quarter of 2021, compared to 2020, primarily the result of higher retail sales margins, as previously discussed.

Natural Gas Distribution	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2021	2020	Variance	2021	2020	Variance
	(In millions)
Operating revenues	$110.5	$94.9	16%	$614.8	$563.2	9%
Purchased natural gas sold	44.9	35.0	28%	318.0	290.3	10%
Taxes, other than income	3.8	3.8	—%	24.1	23.1	4%
Adjusted gross margin	61.8	56.1	10%	272.7	249.8	9%
Operating expenses:
Operation and maintenance	47.7	46.9	2%	145.0	135.9	7%
Depreciation, depletion and amortization	21.5	21.3	1%	64.2	63.1	2%
Taxes, other than income	6.8	6.3	8%	20.6	18.5	11%
Total operating expenses	76.0	74.5	2%	229.8	217.5	6%
Operating income (loss)	(14.2)	(18.4)	23%	42.9	32.3	33%
Other income	1.3	2.2	(41)%	5.4	6.6	(18)%
Interest expense	9.3	9.3	—%	27.6	27.5	—%
Income (loss) before taxes	(22.2)	(25.5)	13%	20.7	11.4	82%
Income tax (benefit) expense	(6.8)	(7.9)	14%	.6	(2.4)	125%
Net income (loss)	$(15.4)	$(17.6)	13%	$20.1	$13.8	46%
Adjustments:
Interest expense	9.3	9.3	—%	27.6	27.5	—%
Income tax (benefit) expense	(6.8)	(7.9)	14%	.6	(2.4)	125%
Depreciation, depletion and amortization	21.5	21.3	1%	64.2	63.1	2%
EBITDA	$8.6	$5.1	69%	$112.5	$102.0	10%

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Volumes (MMdk)
Retail sales:
Residential	4.5	4.4	42.3	41.8
Commercial	4.2	4.0	29.3	29.1
Industrial	.9	.9	3.5	3.4
	9.6	9.3	75.1	74.3
Transportation sales:
Commercial	.2	.3	1.3	1.4
Industrial	44.7	39.6	127.5	115.4
	44.9	39.9	128.8	116.8
Total throughput	54.5	49.2	203.9	191.1
Average cost of natural gas per dk	$4.72	$3.75	$4.24	$3.90
The natural gas distribution business reported a seasonal loss of $15.4 million in the third quarter of 2021, compared to a loss of $17.6 million for the same period in 2020. The decreased loss was primarily due to higher adjusted gross margin from approved rate relief in certain jurisdictions and a 2% increase in retail natural gas sales volumes. Also contributing to the quarter were increased natural gas transportation revenues. Partially offsetting the decreased loss was higher operation and maintenance expense from decreased credits for the costs associated with meter installation due to pandemic-related replacement delays. Lower investment returns on certain benefit plans also had a negative impact on the quarter.
The natural gas distribution business's EBITDA increased $3.5 million in the third quarter of 2021, compared to 2020, primarily the result of higher adjusted gross margin partially offset by higher operation and maintenance expense and lower investment returns on certain benefit plans, as previously discussed.

Pipeline	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2021	2020	Variance	2021	2020	Variance
	(In millions)
Operating revenues	$34.9	$35.7	(2)%	$106.7	$107.2	—%
Operating expenses:
Operation and maintenance	14.2	15.4	(8)%	45.5	45.4	—%
Depreciation, depletion and amortization	5.2	5.2	—%	15.5	16.5	(6)%
Taxes, other than income	3.2	3.3	(3)%	9.8	9.9	(1)%
Total operating expenses	22.6	23.9	(5)%	70.8	71.8	(1)%
Operating income	12.3	11.8	4%	35.9	35.4	1%
Other income	2.8	.2	NM	5.6	1.2	NM
Interest expense	1.7	1.9	(11)%	5.6	5.7	(2)%
Income before taxes	13.4	10.1	33%	35.9	30.9	16%
Income tax expense	2.8	2.1	33%	7.2	6.6	9%
Net income	$10.6	$8.0	32%	$28.7	$24.3	18%
Adjustments:
Interest expense	1.7	1.9	(11)%	5.6	5.7	(2)%
Income tax expense	2.8	2.1	33%	7.2	6.6	9%
Depreciation, depletion and amortization	5.2	5.2	—%	15.5	16.5	(6)%
EBITDA	$20.3	$17.2	18%	$57.0	$53.1	7%
*NM - not meaningful

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Transportation volumes (MMdk)	122.0	108.9	351.5	316.2
Natural gas gathering volumes (MMdk)	—	2.0	—	7.4

Customer natural gas storage balance (MMdk):
Beginning of period	16.0	19.1	25.5	16.2
Net injection	12.8	14.0	3.3	16.9
End of period	28.8	33.1	28.8	33.1
The pipeline business reported net income of $10.6 million in the third quarter of 2021, compared to $8.0 million for the same period in 2020. The increase in net income was largely driven by higher allowance for funds used during construction (AFUDC) on the company's North Bakken Expansion project. Partially offsetting the increase was lower storage-related revenues.
The pipeline business's EBITDA increased $3.1 million in the third quarter of 2021, compared to 2020, primarily from higher AFUDC, as previously discussed.

Construction Materials and Services

Construction Services	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2021	2020	Variance	2021	2020	Variance
	(In millions)
Operating revenues	$514.8	$551.0	(7)%	$1,558.9	$1,562.9	—%
Cost of sales:
Operation and maintenance	441.5	461.7	(4)%	1,310.7	1,309.0	—%
Depreciation, depletion and amortization	3.9	3.9	—%	11.8	11.8	—%
Taxes, other than income	14.2	17.2	(17)%	49.9	57.8	(14)%
Total cost of sales	459.6	482.8	(5)%	1,372.4	1,378.6	—%
Gross margin	55.2	68.2	(19)%	186.5	184.3	1%
Selling, general and administrative expense:
Operation and maintenance	23.0	24.9	(8)%	71.2	72.4	(2)%
Depreciation, depletion and amortization	1.0	1.8	(44)%	3.4	5.9	(42)%
Taxes, other than income	1.1	1.0	10%	3.7	3.8	(3)%
Total selling, general and administrative expense	25.1	27.7	(9)%	78.3	82.1	(5)%
Operating income	30.1	40.5	(26)%	108.2	102.2	6%
Other income	.9	.6	50%	2.6	1.3	100%
Interest expense	.9	1.0	(10)%	2.6	3.3	(21)%
Income before taxes	30.1	40.1	(25)%	108.2	100.2	8%
Income tax expense	7.0	10.3	(32)%	26.4	25.7	3%
Net income	$23.1	$29.8	(22)%	$81.8	$74.5	10%
Adjustments:
Interest expense	.9	1.0	(10)%	2.6	3.3	(21)%
Income tax expense	7.0	10.3	(32)%	26.4	25.7	3%
Depreciation, depletion and amortization	4.9	5.7	(14)%	15.2	17.7	(14)%
EBITDA	$35.9	$46.8	(23)%	$126.0	$121.2	4%

The construction services business reported net income of $23.1 million in the third quarter of 2021, compared to $29.8 million for the same period in 2020. Net income was negatively impacted by $5.5 million, after tax, from changes in estimates on a construction contract at outside specialty contracting, as well as decreased margins resulting from higher employee costs associated with a shortage of available labor. Workloads for outside specialty contracting were comparable to the prior year, as decreased storm-related work was offset in part by an increase in general utility work. Lower gross margin at inside specialty contracting, resulting from decreased demand for data center and hospitality work, was more than offset by lower selling, general and administrative expense from lower bad debt expense and lower amortization expense.
The construction services business's EBITDA decreased $10.9 million in the third quarter of 2021, compared to 2020, primarily a result of the changes in estimates on a project and lower margins, as previously discussed.

Construction Materials and Contracting	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2021	2020	Variance	2021	2020	Variance
	(In millions)
Operating revenues	$831.3	$822.5	1%	$1,730.8	$1,705.9	1%
Cost of sales:
Operation and maintenance	636.3	612.4	4%	1,376.5	1,351.2	2%
Depreciation, depletion and amortization	24.5	22.2	10%	71.1	63.0	13%
Taxes, other than income	13.9	13.6	2%	37.6	36.6	3%
Total cost of sales	674.7	648.2	4%	1,485.2	1,450.8	2%
Gross margin	156.6	174.3	(10)%	245.6	255.1	(4)%
Selling, general and administrative expense:
Operation and maintenance	20.9	23.7	(12)%	66.8	67.5	(1)%
Depreciation, depletion and amortization	1.0	1.3	(23)%	3.1	3.6	(14)%
Taxes, other than income	1.0	.8	25%	4.4	4.0	10%
Total selling, general and administrative expense	22.9	25.8	(11)%	74.3	75.1	(1)%
Operating income	133.7	148.5	(10)%	171.3	180.0	(5)%
Other income (expense)	(.3)	.3	(200)%	.8	1.0	(20)%
Interest expense	4.8	5.0	(4)%	14.4	15.9	(9)%
Income before taxes	128.6	143.8	(11)%	157.7	165.1	(4)%
Income tax expense	32.3	36.5	(12)%	40.8	43.0	(5)%
Net income	$96.3	$107.3	(10)%	$116.9	$122.1	(4)%
Adjustments:
Interest expense	4.8	5.0	(4)%	14.4	15.9	(9)%
Income tax expense	32.3	36.5	(12)%	40.8	43.0	(5)%
Depreciation, depletion and amortization	25.5	23.5	9%	74.2	66.6	11%
EBITDA	$158.9	$172.3	(8)%	$246.3	$247.6	(1)%

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In thousands)
Sales:
Aggregates (tons)	11,346	10,722	25,687	23,678
Asphalt (tons)	3,290	3,542	5,675	5,935
Ready-mixed concrete (cubic yards)	1,350	1,266	3,283	3,089
The construction materials and contracting business reported net income of $96.3 million in the third quarter of 2021, compared to $107.3 million in the same period in 2020. Negatively impacting the quarter were lower asphalt product sales and margins as well as lower contracting revenues and margins in most regions. Asphalt product and contracting margins decreased due to an increase in asphalt oil and fuel costs, as well as less available highway paving work in certain regions. The company saw strong demand and increased margins for aggregate and ready-mixed concrete products across its footprint. Selling, general and administrative expense decreased due to lower payroll-related costs, primarily related to lower incentive accruals and lower benefit-related costs.
The construction materials and contracting business's EBITDA decreased $13.4 million in the third quarter of 2021, compared to 2020. The decreased EBITDA was the result of lower contracting margins, as previously discussed.

Other
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2021	2020	Variance	2021	2020	Variance
	(In millions)
Operating revenues	$3.4	$3.1	10%	$10.1	$8.9	13%
Operating expenses:
Operation and maintenance	2.3	2.3	—%	6.9	6.7	3%
Depreciation, depletion and amortization	1.1	.6	83%	3.5	1.9	84%
Total operating expenses	3.4	2.9	17%	10.4	8.6	21%
Operating income (loss)	—	.2	NM	(.3)	.3	NM
Other income	—	.1	NM	.5	.4	25%
Interest expense	.1	.1	—%	.2	.7	(71)%
Income (loss) before income taxes	(.1)	.2	NM	—	—	—%
Income tax benefit	(3.9)	(8.5)	54%	(2.2)	(3.4)	35%
Net income	$3.8	$8.7	(57)%	$2.2	$3.4	(34)%
*    NM - not meaningful

Net income for Other reflects income tax adjustments related to the consolidated company's annualized estimated tax rate and higher depreciation, depletion and amortization expense in 2021 for software placed in service. General and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations also are included in Other.

Other Financial Data
	September 30,
	2021		2020
(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$16.39		$15.02
Market price per common share	$29.67		$22.50
Dividend yield (indicated annual rate)	2.9%		3.7%
Price/earnings from continuing operations ratio (12 months ended)	14.8	x	12.1	x
Market value as a percent of book value	181.0%		149.8%
Total assets	$8,569		$8,125
Total equity	$3,332		$3,013
Total debt	$2,378		$2,345
Capitalization ratios:
Total equity	58.4%		56.2%
Total debt	41.6		43.8
	100.0%		100.0%